Exhibit 99.1
FOR IMMEDIATE RELEASE

Contact:	Diana G. Purcel — Chief Financial Officer
Famous Dave’s of America, Inc.
952-294-1300
Famous Dave’s Announces Additional One Million Share Repurchase Plan
     Minneapolis, MN, August 6, 2008 — Famous Dave’s of America, Inc. (NASDAQ: DAVE) today announced that its Board of Directors has authorized a stock repurchase plan whereby the Company may repurchase up to one million additional shares of its common stock. The shares may be repurchased from time-to-time in the open market or through privately negotiated transactions and will be funded from available working capital. The repurchase plan may be discontinued at any time at the discretion of the Company. Currently, the Company has approximately 9.3 million shares outstanding.
     The Company indicated that it has repurchased approximately 900,000 shares under the repurchase plan approved in September 2007, including 400,000 shares purchased August 5, 2008. Currently, including shares remaining under the prior authorization, there are approximately 1,100,000 shares authorized for repurchase under Famous Dave’s stock repurchase program.
     “This new authorization represents an excellent investment opportunity for Famous Dave’s, and its adoption reflects the Board’s commitment to generating long-term value for our shareholders,” said Wilson L. Craft, President and CEO of Famous Dave’s.
     About Famous Dave’s.
     Famous Dave’s of America, Inc. (NASDAQ: DAVE) develops, owns, operates and franchises barbeque restaurants. The company currently owns 48 locations and franchises 124 additional units in 35 states. Its menu features award-winning barbequed and grilled meats, an ample selection of salads, side items and sandwiches, and unique desserts. For more information, contact Diana G. Purcel - Chief Financial Officer, at (952) 294-1300.
     Statements in this press release that are not strictly historical, including but not limited to statements regarding the timing of our restaurant openings and the timing or success of our expansion plans, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, which may cause the company’s actual results to differ materially from expected results. Although Famous Dave’s of America, Inc. believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectation will be attained. Factors that could cause actual results to differ materially from Famous Dave’s expectation include financial performance, restaurant industry conditions, execution of restaurant development and construction programs, franchisee performance, changes in local or national economic conditions, availability of financing, governmental approvals and other risks detailed from time to time in the company’s SEC reports.
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